Execution Version

SN CATARINA, LLC

c/o Mesquite Energy, Inc.

700 Milam Street, Suite 600

Houston, Texas 77002

May 27, 2022

Catarina Midstream, LLC c/o Evolve Transition Infrastructure LP 1360 Post Oak Blvd, Suite 2400 Houston, TX 77056 Attn: Chief Executive Officer Chief Financial Officer
Re:	Amended and Restated Firm Gathering and Processing Agreement

Gentlemen:

Reference is made to that certain Amended and Restated Firm Gathering and Processing Agreement, dated as of May 27, 2022 (“Restated Gathering Agreement”), by and between SN Catarina, LLC (“Producer”) and Catarina Midstream, LLC (“Gatherer”). Capitalized terms used herein but not defined shall have the meanings set forth in the Restated Gathering Agreement.

In connection with our entry into the Restated Gathering Agreement, the Parties hereby agree as follows:

1.	Producer shall immediately seek, or cause to be sought, dismissal with prejudice of the proceeding initiated by Producer and SN Operating, LLC with the Texas Railroad Commission on February 18, 2022 and relating to the provision of services under the Prior Gathering Agreement, Docket Number OS-22-00008873, and no Party shall object to any such dismissal.
2.	Producer shall pay, or cause to be paid, on the Signing Date to Gatherer a one-time payment of $4,443,248, by wire transfer of immediately available funds to an account specified in writing by the Gatherer. In addition, Producer shall pay, or cause to be paid, on the Signing Date to Gatherer the amount of $687,333, representing the difference between (a) the amount paid by Producer for services for the month of April 2022 and (b) the amount that is due under the terms of the Restated Gathering Agreement.
3.	The Parties acknowledge that all causes of action, suits, damages or claims whatsoever, in law or equity, known or unknown, asserted or unasserted, which each Party ever had, now has or hereafter can, shall or may have, against the other Party for, upon, or by reason of any matter, cause or thing whatsoever from October 14, 2015 through March 31, 2022, shall be unaffected by the execution of the Restated Gathering Agreement until such time as otherwise finally adjudicated or otherwise released by the Parties.
4.	The Parties agree that neither Party will use the negotiations or discussions related to the Restated Gathering Agreement nor any terms therein, including, but not limited to the Gathering and Processing Fee, or the existence of the Restated Gathering Agreement itself as evidence of any Party’s understanding or interpretation of the meaning of any term in the Original Gathering Agreement or as evidence of the reasonableness or unreasonableness of any rates assessed by Catarina Midstream to SN Catarina under the Original Gathering Agreement or otherwise in any proceeding currently pending or hereinafter filed.

Please indicate your agreement to the above by countersigning below.

Sincerely,

SN CATARINA, LLC

By:	/s/ Cameron W. George
Name:	Cameron W. George
Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED:

C.	Evolve Transition Infrastructure LP, Evolve Transition Infrastructure GP LLC, its general partner
CATARINA MIDSTREAM, LLC By: Evolve Transition Infrastructure LP, its sole member By: Evolve Transition Infrastructure GP LLC, its general partner
By:	/s/ Charles C. Ward
Name:	Charles Ward
Title:	Chief Financial Officer and Secretary